Exhibit 16.1

January 24, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: UNIVERSAL BIOENERGY, INC.

This is to confirm that the client-auditor relationship between Universal Bioenergy, Inc. and Murrell, Hall, McIntosh & Co., PLLP ceased as of December 20, 2007 in regards to all accounting and auditing services and all quarterly reports up through and including December 20, 2007; provided, however that we did not review the Company’s financial statements for the fiscal quarter ended October 31, 2007 as the Company did not file its Form 10QSB for such period until after our relationship had ceased. For the period from original retention to July 31, 2007, and from the subsequent interim period through Murrell, Hall, McIntosh & Co., PLLP’s dismissal on December 20, 2007, there has been no disagreement between the Company and Murrell, Hall, McIntosh & Co., PLLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Murrell, Hall, McIntosh & Co., PLLP would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4(a)(ii) and (a)(iv) included in the Form 8K/A filed with the Securities and Exchange Commission and am in agreement with the statements contained therein.

MURRELL, HALL, MCINTOSH & CO., PLLP

_______/s/______________
January 24, 2008
Oklahoma City, Oklahoma